Exhibit 99.1

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) -745-4191
	Chairman of the Board, President and CEO	FAX: (540-) 745-4133

Stephanie Sigman

Senior Vice President and Principal Financial Officer

February 9, 2007	Traded: OTC Bulletin Board	Symbol: CDBK
For Immediate Release

Cardinal Bankshares Corporation Announces Increase in Net Earnings for 2006

FLOYD, VA – Cardinal Bankshares Corporation announces increase in 4th quarter earnings and record earnings for 2006.

Net income for the 4th quarter of 2006 increased by 5.50% over 2005, ending at $631 thousand, compared to $598 thousand in the 4th quarter 2005.

Net income amounted to $2.5 million, over the 2005 net income of $2.2 million. Basic earnings per share amounted to $1.63, compared to $1.44 per share in 2005. Total interest income for the year increased $1.2 million to $11.9 million. Interest expense increased by $795 thousand for the year to $4.3 million. Non-interest income increased $165 thousand to $924 thousand for the year, which included a one time gain of $126 thousand due to adjustment in a benefit plan.

Total assets ended the year at $207.8 million. Net loans ended the year at $121.3 million, a slight decline from 2005. The decline was primarily due to payout of several loan participations and a slow down in commercial activity. Total deposits increased by $9.4 million and ended the year at $177.3 million.

Leon Moore, Chairman of the Board, commented, “With the increased pressure on interest margins and a cooling loan demand, we are pleased that our net income remained strong. We were also able to produce a positive value for our shareholders with a 9% increase in cash dividends for the year. Cardinal Bankshares paid a record 58¢ per common share for the year 2006. This was a record 15th consecutive increase in cash dividends for the company.”

The company’s capital position remains very strong with an equity to asset ratio of 13.66% ending the year at $28.4 million.

Asset quality remained good with non-performing assets ending the year at $656 thousand. The company added an additional $208 thousand to reserve for loan loss. Moore stated, “Due to the uncertainty of the economy and commercial activity we felt it appropriate to increase the provision.”

“We look forward to 2007 for potential growth and expansion of Cardinal’s franchise,” stated Moore.

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia. The opening of a new branch in Fairlawn, Pulaski County is on target for Spring 2007.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands, except share data)	2006	2005
Assets
Cash and due from banks	$3,416	$4,292
Interest-bearing deposits in banks	21,135	9,042
Federal funds sold	8,800	5,125
Investment securities available for sale, at fair value	23,654	19,308
Investment securities held to maturity	17,248	17,470
Restricted equity securities	554	546

Total loans	122,974	129,981
Allowance for loan losses	(1,640)	(1,427)

Net loans	121,334	128,554

Bank premises and equipment, net	4,071	3,997
Accrued interest receivable	974	998
Foreclosed properties	212	418
Bank owned life insurance	4,789	4,631
Other assets	1,662	1,854

Total assets	$207,849	$196,235

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$28,279	$26,747
Interest-bearing deposits	148,993	141,101

Total deposits	177,272	167,848

Securities sold under agreements to repurchase	—	134
Accrued interest payable	221	134
Other liabilities	1,966	1,061

Total liabilities	179,459	169,177

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	10,453	8,833
Accumulated other comprehensive income	(345)	(57)

Total stockholders’ equity	28,390	27,058

Total liabilities and stockholders’ equity	$207,849	$196,235

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31, (In thousands, except share and per share data)	2006	2005

Interest income
Loans and fees on loans	$9,399	$8,698
Federal funds sold and securities purchased under agreements to resell	249	142
Investment securities:
Taxable	835	759
Exempt from federal income tax	852	918
Deposits with banks	582	167

Total interest income	11,917	10,684

Interest expense
Deposits	4,317	3,500
Borrowings	4	26

Total interest expense	4,321	3,526

Net interest income	7,596	7,158

Provision for loan losses	208	48

Net interest income after provision for loan losses	7,388	7,110

Noninterest income
Service charges on deposit accounts	281	262
Other service charges and fees	100	100
Net realized gains on sales of securities	3	9
Other income	540	388

Total noninterest income	924	759

Noninterest expense
Salaries and employee benefits	2,984	2,991
Occupancy and equipment	681	710
Foreclosed assets, net	(7)	(13)
Other operating expense	1,380	1,382

Total noninterest expense	5,038	5,070

Income before income taxes	3,274	2,799

Income tax expense	763	596

Net income	$2,511	$2,203

Basic earnings per share	$1.63	$1.44

Diluted earnings per share	$1.63	$1.44

Weighted average basic shares outstanding	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733